Exhibit 4.3

ADDENDUM NO. 1 to the MEMORANDUM OF AGREEMENT Dated 13th August, 2025, made between KNOT SHUTTLE TANKERS 34 AS and MI-DAS LINE S.A. regarding MT "TOVE KNUTSEN" THIS ADDENDUM is made on 13th of August, 2025, between KNOT SHUTTLE TANKERS 34 AS (the "Sellers") and MI-DAS LINE S.A. (the "Buyers") to the memorandum of agreement dated 13th of August, 2025 (the "MOA") made between the Sellers and the Buyers regarding the motor tanker named "TOVE KNUTSEN" (the "Vessel") and built by Hyundai Heavy Industries (the "Shipyard") under IMO No. 9868376. WHEREAS the Sellers have sold the Vessel to the Buyers under the MOA and NOW THEREFORE it is hereby mutually agreed between the Sellers and the Buyers,

Further and in addition to the documents mentioned in Clause 8 of the MOA, the following documents shall be exchanged at the time of delivery: The Sellers shall provide the Buyers with the following documents upon or prior to the delivery of the Vessel to the Buyers: 1. Certificate of Ownership and Non-Encumbrances from the competent authorities dated the day of delivery of the Vessel; 2. Copy of the Protocol of Delivery and Acceptance under the MOA with two (2) original counterparts to be sent post-closing from the Sellers to the Buyers; 3. One (1) certified true photocopy of the certificate of registration listing the Directors of the Company dated by the registry in which the company is incorporated dated not more than 20 (twenty) Banking Days prior to delivery; 4. One (1) certified true copy of the Minutes of meeting of the Sellers' board of directors, confirming and recording (i the approval and authorization of the sale of the Vessel to the Buyers, (ii) the execution of all documents in connection therewith, and (iii) the granting of a respective power of attorney; 5 One (1) certified true photocopy of Sellers' Articles of Association (Originals are in Norwegian, will be an in house translation). 6. Copy of the Power of Attorney of the Sellers, duly notarized, confirming the authority of the person(s) acting on behalf of the Sellers to sign and execute the Bill of Sale, the Protocol of Delivery and Acceptance and all other documents required in connection with the sale of the Vessel to the Buyers and generally to act on behalf of the Sellers in connection with the delivery of the Vessel and the release of the deposit to be paid by the Buyers under the MOA with one (1) original to be sent post-closing from the Sellers to the Buyers; 7 Copy of a legal Bill of Sale in a British 10A Form warranting that the Vessel is free from all encumbrances, mortgages and maritime liens or any other debts or taxes or claims whatsoever, duly notarized (only if required by the Malta Ship Registry), pursuant to which ownership title to the Vessel is transferred from the Sellers to the Buyers with two (2) originals to be sent post-closing from the Sellers to the Buyers; 8. One (1) Letter of Undertaking issued by the Sellers on the Sellers' letterhead stating that they will be providing the Buyers with the closed CSR certificate issued by Vessel's Flag Registry in electronic copy promptly upon it being issued and latest within four (4) weeks after the delivery date of the Vessel to the Buyers; 9. A Certificate of Deletion of the Vessel issued by the Vessel's Flag Registry at the time of delivery, or, in the event that Vessel's Flag Registry does not as matter of practice issue such document immediately, a written undertaking issued by the Sellers on the Sellers' letterhead on the date of delivery stating that the Sellers will effect deletion from Vessel's Flag Registry forthwith/immediately and that they will provide the Buyers with a Certificate of Deletion issued by Vessel's Flag Registry in original or in electronic copy in accordance with Vessel's Flag Registry practices promptly upon it being issued and latest within two (2) weeks after the delivery date of the Vessel to the Buyers; 10. Copy of a commercial invoice for the Vessel incorporating the particulars of the Vessel of the date of delivery to the Buyers, duly executed by the Sellers with two (2) originals to be sent post-closing from the Sellers to the Buyers; 11 Any such additional documents as may reasonably be required by competent ship register or maritime authorities of the Nominated Flag State for the purpose of registration of the Vessel. \lk E

II. The Buyers shall provide the Sellers the following documents upon or prior to the delivery of the Vessel : 1. Copy of the Power of Attorney, duly notarized and legalized, confirming the authority of the person(s) to represent the Buyers in connection with the purchase and the delivery and acceptance of the Vessel, to sign and execute all documents required in connection with the purchase of the Vessel, to authorise the payment of the purchase price and all other amounts to be paid by the Buyers in accordance with the MOA, and generally to act on behalf of the Buyers in connection with the purchase and delivery of the Vessel with one (1) original to be sent post-closing from the Sellers to the Buyers; 2. One (1) certified true copy of the Minutes of meeting of the Buyers' board of directors, duly certified by the secretary or other authorized authorization of the purchase of the Vessel, (ii) the execution of all documents in connection therewith, and (iii) the granting of a respective power of attorney; 3. One (1) certified true copy of Buyers' Articles of Incorporation certified as true copy by a Director of the Buyers, and certified true photocopy of Certificate of Good Standing showing the names of the Directors of the Buyers and not older than 30 (thirty) Banking Days prior to the date of Delivery of the Vessel. Prior to delivery, and when requested by the Buyers, the Sellers shall authorise the vessel's Classification Society to confirm directly by fax to the maritime authorities of the Nominated Flag State certain matters concerning the Vessel's class and the validity of its safety certificates, in order to facilitate the Buyers with the Vessel's registration formalities. All documents shall be in the English language or accompanied by translation into English. Whenever apostilles are required, if any, pursuant to the terms of the MOA including any addenda thereto, the Parties shall accept electronic apostilles which have been issued in accordance with the Apostille Convention.

Drafts/copies of executed delivery documents to be forwarded to the opposite party by e-mail or fax in good time prior to delivery, as far as reasonably possible. All other terms, conditions and exceptions of the MOA shall remain in full force and effect. For the Sellers : KNOT SHUTTLE TANKERS 34 AS E„.„4,41a "id Title: o ttot„,7 _ --Fact For the Buyers : MI-DAS LINE S.A. Name ENJI OHKOUCHI Title resident